Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-199133, No. 333-214595, No. 333-219292 and No. 333-226521) and Form F-3 (No. 333-221742) of Alibaba Group Holding Limited of our report dated June 5, 2019, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the Share Subdivision and ADS ratio change discussed in Note 2(a), as to which the date is November 13, 2019, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 6-K.

/s/ PricewaterhouseCoopers

Hong Kong

November 13, 2019